SCHEDULE 14C INFORMATION

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AdvisorShares Trust

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AdvisorShares TRIMTABS FLOAT SHRINK ETF

A series of

ADVISORSHARES TRUST

4800 Montgomery Lane

Suite 150

Bethesda, Maryland 20814

IMPORTANT NOTICE REGARDING

INTERNET AVAILABILITY OF THE INFORMATION STATEMENT

June 29, 2016

As a shareholder of the AdvisorShares TrimTabs Float Shrink ETF (the “Fund”), a series of AdvisorShares Trust (the “Trust”), you are receiving this notice regarding the internet availability of an information statement (the “Information Statement”) relating to the renaming of the Fund and the hiring of a new sub-adviser to manage the Fund’s assets. This notice presents an overview of the Information Statement that is available to you on the internet or, upon request, by mail or email. We encourage you to access and review all of the important information contained in the Information Statement. As described below, the Information Statement is for informational purposes only and, as a shareholder of the Fund, you do not need to take any action in connection with the changes.

At a meeting of the Trust’s Board of Trustees (the “Board”) on May 24, 2016, the Board unanimously approved (i) a change to the Fund’s name from AdvisorShares TrimTabs Float Shrink ETF to AdvisorShares Wilshire Buyback ETF; (ii) a sub-advisory agreement between AdvisorShares Investments, LLC (the “Adviser”) and Wilshire Associates Incorporated (“Wilshire”) with respect to the Fund; and (iii) changes to the Fund’s investment objective and principal strategies to reflect Wilshire’s investment process. Effective July 1, 2016, Wilshire will replace TrimTabs Asset Management, LLC as the sub-adviser to the Fund and all of the approved changes will take effect. Please go to http://etf.as/28ZEF31 to hear Josh Emanuel, Chief Investment Officer of Wilshire and a new portfolio manager for the Fund, discuss the strategy and transition in more detail.

The Fund has received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission that permits the Adviser, subject to certain conditions such as approval by the Board, to enter into a new sub-advisory agreement with an unaffiliated sub-adviser or to change the terms of an existing sub-advisory agreement with an unaffiliated sub-adviser. Approval by the Fund’s shareholders is not required, but the Manager of Managers Order requires that the Information Statement be made available to the Fund’s shareholders.

By sending you this notice, the Fund is notifying you that it is making the Information Statement available to you via the internet in lieu of mailing you a paper copy. You may print and view the Information Statement on the Fund’s website at http://www.advisorshares.com/fund/ttfs. The Information Statement will be available on the website until at least September 29, 2016. To view and print the Information Statement, click on the link to the Information Statement. You may request a paper copy or email copy of the Information Statement, free of charge, by contacting the Trust in writing at 4800 Montgomery Lane, Suite 150, Bethesda, Maryland 20814 or by calling 1-877-843-3831. The Fund’s most recent annual report and semi-annual report are available upon request, without charge, by contacting the Trust at 4800 Montgomery Lane, Suite 150, Bethesda, Maryland 20814, by calling 1-877-843-3831, or by visiting advisorshares.com.

Only one copy of this notice will be delivered to shareholders of the Fund who reside at the same address, unless the Fund has received instructions to the contrary. If you would like to receive an additional copy, please write to the Trust at 4800 Montgomery Lane, Suite 150, Bethesda, Maryland 20814, or call 1-877-843-3831. Shareholders wishing to receive separate copies of notices in the future, and shareholders sharing an address who wish to receive a single copy if they are receiving multiple copies, should also contact the Trust as indicated above.

If you want to receive a paper or email copy of the Information Statement, you must request one.

There is no charge to you to obtain a copy.

AdvisorShares TRIMTABS FLOAT SHRINK ETF

A series of

ADVISORSHARES TRUST

4800 Montgomery Lane

Suite 150

Bethesda, Maryland 20814

INFORMATION STATEMENT

June 29, 2016

This Information Statement is for informational purposes only and no action is requested on your part. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is being made available to shareholders of AdvisorShares TrimTabs Float Shrink ETF (the “Fund”), a series of AdvisorShares Trust (the “Trust”), in lieu of a proxy statement, pursuant to the terms of an exemptive order (the “Manager of Managers Order”) that the Fund received from the U.S. Securities and Exchange Commission (the “SEC”). The Manager of Managers Order permits AdvisorShares Investments, LLC (the “Adviser”), subject to certain conditions such as approval by the Trust’s Board of Trustees (the “Board”), and without approval by shareholders, to retain an unaffiliated sub-adviser that the Adviser believes is best suited to achieve the Fund’s investment objective.

Appointment of Wilshire Associates Incorporated as Sub-Adviser to the Fund

At a meeting of the Board held on May 24, 2016, the Board, including its members who are not interested persons of the Trust (the “Independent Trustees”), within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”), unanimously approved (i) a change to the Fund’s name from AdvisorShares TrimTabs Float Shrink ETF to AdvisorShares Wilshire Buyback ETF; (ii) a sub-advisory agreement between the Adviser and Wilshire Associates Incorporated (“Wilshire”) with respect to the Fund; and (iii) changes to the Fund’s investment objective and principal strategies to reflect Wilshire’s investment process. Effective July 1, 2016, Wilshire will replace TrimTabs Asset Management, LLC (“TrimTabs”) as the sub-adviser to the Fund and the approved changes will take effect.

Considerations by the Board of Trustees

At the meeting, the Board considered the approval of the investment sub-advisory agreement between the Adviser and Wilshire with respect to the Fund (the “Agreement”). The Agreement replaced a sub-advisory agreement dated September 18, 2015 between the Adviser and TrimTabs with respect to the Fund. In considering whether to approve the Agreement, the Board considered and discussed information and analysis provided by the Adviser and Wilshire. The Board considered all factors that it deemed to be relevant. In its deliberations, the Board did not identify any single factor that was paramount or controlling and individual Trustees may have attributed different weights to various factors.  Certain factors considered by the Board are addressed in more detail below.

Nature, Extent and Quality of Services. In considering the nature, extent and quality of the services to be provided by Wilshire, the Board reviewed the proposed services and the qualification and background of the portfolio managers proposed to be responsible for managing the Fund.  The Board considered Wilshire’s operational capabilities and resources and its experience in managing investment portfolios. The Board reviewed additional information about Wilshire including its organizational structure, senior management and key professional personnel, business activities and affiliations, and compliance program. Based on its review, within the full context of its deliberations, the Board determined that it was satisfied with the nature, extent and quality of services to be provided to the Fund by Wilshire.

Performance. In connection with the assessment of Wilshire’s ability to perform its duties under the Agreement, the Board considered the sufficiency of its resources and concluded that Wilshire had the financial resources necessary to perform its obligations under the Agreement. The Board heard an overview of Wilshire’s investment philosophy, the proposed portfolio construction of the Fund, and the specific investment techniques to be employed. The Board also reviewed Wilshire’s overall investment performance.

Cost of Services and Profitability. The Board considered the cost of the services to be provided by Wilshire, reviewed the fee to be paid pursuant to the Agreement, and considered the estimated profitability projected by Wilshire.  In addition, the Board discussed the fee arrangement between the Adviser and Wilshire, noting that the Adviser would pay Wilshire out of the advisory fee it receives from the Fund.  The Board also noted that the aggregate advisory fee to be paid to the Adviser under the new arrangement would be lower than the current aggregate advisory fee for the Fund, and the proposed sub-advisory fee to be paid to Wilshire by the Adviser would be less than the sub-advisory fee currently paid to TrimTabs. The Board evaluated the proposed fee arrangement in light of the factors that judicial decisions have specified as pertinent generally.  The Board also considered the Adviser’s contractual arrangement to waive its advisory fee and/or reimburse expenses in an effort to control the expense ratio of the Fund.  Based on its review, within the context of its full deliberations, the Board determined that the fee proposed to be paid to Wilshire is reasonable and fair.

Economies of Scale. The Board considered the potential for economies of scale, noting that the aggregate advisory fee for the Fund and its contractual expense limitation would be lowered as part of the proposed changes to the Fund, and determined that it would reconsider this factor at an appropriate time in the future. In the event there were to be significant asset growth in the Fund, the Board determined to reassess whether the advisory fee appropriately took into account any economies of scale that had been realized as a result of that growth.

Conclusion. Based on its deliberations and evaluation of the information described above, the Board, including the Independent Trustees, unanimously: (i) concluded that the terms of the Agreement are fair and reasonable; (ii) concluded that the fee to be paid to Wilshire is fair and reasonable in light of the services that it will provide to the Fund; and (iii) agreed to approve the Agreement for an initial term of two years.

Information about the Adviser

The Adviser, located at 4800 Montgomery Lane, Suite 150, Bethesda, Maryland 20814, has served as the investment adviser for the Fund since its inception on October 4, 2011. The Adviser oversees Wilshire to ensure its compliance with the investment policies and guidelines of the Fund and monitors Wilshire’s adherence to its investment style.

In connection with the changes to the Fund, effective July 1, 2016, the Adviser’s annual advisory fee is being reduced to 0.90% of the Fund’s average daily net assets. Until then, the Adviser is entitled to an advisory fee of 0.99% of the average daily net assets of the Fund. For the fiscal year ended June 30, 2015, the Fund paid advisory fees to the Adviser in the amount of $1,576,561.

The Adviser is responsible for paying the Fund’s sub-adviser for its services to the Fund. TrimTabs is entitled to a sub-advisory fee of 0.64% of the Fund’s average daily net assets. For the fiscal year ended June 30, 2015, the Adviser paid sub-advisory fees to TrimTabs in the amount of $944,517. Pursuant to the Agreement, Wilshire is entitled to a fee of 0.55% of the average daily net assets of the Fund.

In addition, effective July 1, 2016, the Adviser has contractually agreed to reduce its fees and/or reimburse expenses in order to keep net expenses (excluding amounts payable pursuant to any plan adopted in accordance with Rule 12b-1, interest expense, taxes, brokerage commissions, acquired fund fees and expenses, other expenditures which are capitalized in accordance with generally accepted accounting principles, and extraordinary expenses) from exceeding 0.90% of the Fund’s average daily net assets through at least October 2017. If at any point it becomes unnecessary for the Adviser to reduce fees or make expense reimbursements, the Board may permit the Adviser to retain the difference between the total annual fund operating expenses and 0.90% to recapture all or a portion of its prior fee reductions or expense reimbursements made during the preceding three-year period. Until then, the Adviser has contractually agreed to keep net expenses from exceeding 0.99% of the Fund’s average daily net assets.

Information about Wilshire

Wilshire Associates Incorporated, located at 1299 Ocean Avenue, Suite 700, Santa Monica, California 90401, will serve as investment sub-adviser to the Fund. Wilshire will be responsible for the day-to-day management of the Fund and will select the Fund’s investments according to the Fund’s investment objective, policies and restrictions. Wilshire is an investment adviser registered with the SEC.

The names and principal occupations of the principal executive officers and directors of Wilshire are listed below:

Name	Principal Occupation
Dennis A. Tito	Director & Chief Executive Officer
Cecilia I. Loo	Director & President of Wilshire Analytics
John C. Hindman	Director & Vice Chairman/President of Wilshire Associates Inc.
Reena Lalji	General Counsel
Jason A. Schwarz	Director & President of Wilshire Funds Management
Karl N. Beinkampen, CFA	Director & President of Wilshire Private Markets
Andrew H. Junkin, CFA, CAIA	Director & President of Wilshire Consulting
Mike Wauters	Chief Financial Officer

Portfolio Management

The following portfolio managers will be primarily responsible for the day-to-day management of the Fund.

Joshua Emanuel, CFA

Chief Investment Officer and Managing Director, Wilshire Funds Management

Josh Emanuel, a managing director of Wilshire Associates, and chief investment officer for Wilshire Funds Management, joined Wilshire Associates in 2015 and has 15 years of industry experience. In his role as CIO, Mr. Emanuel leads the investment activities of Wilshire Funds Management, including asset allocation, manager research, portfolio management, and investment research. Mr. Emanuel also chairs the Wilshire Funds Management Investment Committee. From 2010 to May 2015, Mr. Emanuel served as chief investment officer of The Elements Financial Group, LLC (TEG), where he developed and managed a variety of outcome-oriented investment strategies and exchange traded funds. Mr. Emanuel also codeveloped an innovative technology solution which provides volatility-based risk profiling, risk budgeting, and compliance services to financial advisors and institutions. Prior to his tenure at TEG, Mr. Emanuel served in several roles at Wilshire from 2004-2010, including head of manager research, head of strategy for Wilshire Funds Management, and co-chairman of the Wilshire Funds Management Investment Committee. Prior to 2004, Mr. Emanuel was responsible for international manager research for Jeffrey Slocum & Associates, Inc. Mr. Emanuel has a BA in Finance from the University of Pittsburgh and holds the Chartered Financial Analyst designation.

Kai Chen, Ph.D.

Senior Associate

Kai Chen is a senior associate of Wilshire Associates and a member of Wilshire Funds Management’s investment research team. Mr. Chen joined Wilshire in 2014, and is primarily responsible for building quantitative asset allocation models and equity-focused security selection models. He also conducts quantitative research in the areas of strategic and tactical market signal detection, alternative investment portfolio construction, smart beta product development, risk premia investing, and customized investment solutions. Mr. Chen earned his bachelor’s degree in mathematics from Zhejiang University in China and his two MS degrees in computer science and mathematical finance from the University of Southern California. Mr. Chen completed his PhD in operations research at the University of Southern California and has successfully completed all three levels of the Chartered Financial Analyst designation.

Terms of the Agreement

The Agreement will continue in effect for two years from its effective date unless sooner terminated. After the initial two-year term, the continuance of the Agreement must be specifically approved at least annually (i) by the vote of the Trustees or by a vote of the shareholders of the Fund and (ii) by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval.

The Agreement will terminate automatically in the event of its assignment, or in the event of a termination of the advisory agreement between the Trust and the Adviser, and is terminable at any time without penalty by the Board or by a majority of the outstanding shares of the Fund, on not less than 30 days’ nor more than 60 days’ written notice to Wilshire, or by Wilshire on 90 days’ written notice to the Trust. The Agreement provides that Wilshire shall not be protected against any liability to the Trust or its shareholders by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard of its obligations or duties thereunder.

Wilshire is entitled to an annual fee for its investment sub-advisory services to the Fund. All sub-advisory fees are paid by the Adviser and not the Fund. Because the Adviser pays Wilshire out of the fee it receives from the Fund, there is no duplication of advisory fees paid. Effective July 1, 2016, the Adviser will receive a reduced annual fee of 0.90% of the Fund’s average daily net assets and, under the terms of the Agreement, will pay Wilshire an annual fee of 0.55% of the average daily net assets of the Fund, which is lower than the sub-advisory fee paid to TrimTabs.

The chart below compares the actual fees earned by TrimTabs for the period from July 1, 2014 through June 30, 2015 to a hypothetical example of fees that would have been payable by the Adviser to Wilshire for the same period and also shows the percentage difference between the actual and hypothetical values.

Actual Fees Earned by TrimTabs from July 1, 2014 to June 30, 2015 under TrimTabs Agreement	Hypothetical Fees Payable to Wilshire from July 1, 2014 to June 30, 2015 under Wilshire Agreement	Percent Difference

$944,517.00	$781,991	-17%

General Information

Other Service Providers. The Trust’s administrator, custodian, transfer agent, and securities lending agent is The Bank of New York Mellon, which is located at 101 Barclay Street, New York, New York 10286. The Fund’s distributor is Foreside Fund Services, LLC, which is located at Three Canal Plaza, Suite 100, Portland, Maine 04101.

Affiliated Broker Commissions. No brokerage commissions were paid by the Fund to any direct or indirect affiliated persons (as defined in the 1940 Act) of the Fund for the fiscal year ended June 30, 2015.

Share Ownership. As of May 31, 2016, the following shareholders owned of record more than 5% of the Fund’s assets:

Participant Name	Percentage of Ownership
Charles Schwab & Co., Inc.	22.81%

National Financial Services LLC	19.39%

UBS Financial Services, Inc.	7.56%

TD Ameritrade Clearing, Inc.	6.88%

Pershing LLC	6.12%

As of May 31, 2016, the Trustees and officers of the Trust owned of record, in aggregate, less than 1% of the outstanding shares of the Fund.

Financial Information. The Fund will furnish, without charge, a copy of the most recent annual report and semi-annual report to shareholders upon request. Requests for such reports may be made by writing to the Trust at 4800 Montgomery Lane, Suite 150, Bethesda, Maryland 20814 or by calling 1-877-843-3831. The reports also are available by visiting advisorshares.com.

Shareholder Proposals. The Trust is not required, nor does it intend, to hold annual meetings of shareholders for the election of Trustees and other business. Instead, meetings will be held only when and if required (for example, whenever less than a majority of the Board has been elected by shareholders). Any shareholder desiring to present a proposal for consideration at the next shareholder meeting must submit the proposal in writing so that it is received within a reasonable time before any meeting. A proposal should be sent to the Trust at 4800 Montgomery Lane, Suite 150, Bethesda, Maryland 20814.